Exhibit 97
CONDUENT INCORPORATED
COMPENSATION RECOUPMENT POLICY
(Effective as of October 31, 2023)
This document sets forth the terms and conditions of the Compensation Recoupment Policy (the “Policy”) of Conduent Incorporated (the “Company”). The Board of Directors of the Company (the “Board”) reserves the right to amend, suspend or terminate this Policy at any time, without the consent of any Covered Employee (defined below) or advance notice. Capitalized terms used herein and not defined have the meanings specified in Section 5.
1.Financial Restatements
a.Application. This Section 1 applies to each (i) current and former Section 16 Officer of the Company, as designated by the Board of Directors from time to time for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and (ii) each other current or former member of the Conduent Leadership Team (CXL) (each, a “Designated Executive”).
b.Triggering Event. This Section 1 shall apply if:
i.There is a Financial Restatement; and
ii.the amount of Incentive Compensation received during the Look-Back Period by an individual who was a Designated Executive at any time during the performance period relating to such Incentive Compensation exceeds the amount that should have been received had the Incentive Compensation been determined based on the Financial Restatement (the excess being the “Recoverable Amount”).
c.Incentive Compensation Subject to Recoupment. Incentive Compensation is deemed “received” in the fiscal period during which the Financial Reporting Measure specified in the Incentive Award is attained, even if the grant or payment of the Incentive Compensation occurs after the end of that period. In the event the Incentive Compensation is based on a measurement that is not subject to mathematical recalculation, the Recoverable Amount shall be based on a reasonable estimate of the effect of the Financial Restatement, as determined by the Board in good faith, which shall be set forth in writing.
d.Consequences. If this Section 1 applies, then, without regard to whether any misconduct occurred or a Designated Officer’s responsibility for the erroneous financial statements, each Designated Executive shall repay or forfeit (without regard to taxes paid or

Exhibit 97
withheld) the Recoverable Amount with respect to any Incentive Compensation received during the Look-Back Period.
i.If, after the Company has made a reasonable attempt to recover the Recoverable Amount and provided documentation of such efforts to Nasdaq, a majority of the Board makes a determination that recovery would be impracticable, and one of the following apply, then the Board may cease pursuit of the Recoverable Amount: (A) the direct expense paid to a third party to assist in enforcing recovery would exceed the Recoverable Amount; (B) recovery of the Recoverable Amount would violate home country law (provided such law was adopted prior to November 28, 2022 and that an opinion of counsel in such country is obtained stating that recoupment would result in such violation); or (C) recovery would likely cause an otherwise tax-qualified retirement plan to fail to meet the qualification requirements of the Internal Revenue Code.
ii.If, however, (i) the Designated Executive is a Section 16 Officer, or (ii) the Designated Executive is not a Section 16 Officer, but the Board determines in its sole discretion, that the Designated Executive’s acts or omissions (A) resulted in or contributed to the material noncompliance with any financial reporting requirement under federal securities laws, or (B) otherwise constituted Detrimental Activity (as defined below), then the Board shall have sole discretion to apply this Section 1 to any Incentive Compensation received at any time, even if prior to the Look-Back Period.
2.Detrimental Activity
a.Application. This Section 2 applies to all employees or former employees of the Company and its subsidiaries who receive or have received Incentive Awards (the “Key Employees”).
b.Triggering Event. This Section 2 shall apply if:
i.the Key Employee engages in Detrimental Activity during his or her employment with the Company and its subsidiaries, and the Company becomes aware of the Detrimental activity either during (A) the Key Employee’s employment with the Company or any subsidiary, or (B) the two-year period following the termination of the Key Employee’s employment with the Company and its subsidiaries for any reason or no reason, or

Exhibit 97
ii.the Key Employee engages in Detrimental Activity subsequent to his or her termination of employment with the Company and its subsidiaries for any reason or no reason.
c.Consequences. If this Section 2 applies, then to the fullest extent permitted by applicable law, if and to the extent directed by the Board in its sole discretion, the Key Employee shall:
i.immediately forfeit all outstanding Incentive Awards then held by the Key Employee that have not yet been paid or exercised,
ii.immediately upon written demand repay to the Company any amounts paid to the Key Employee under an Incentive Award within the five-year period ending on the date that the Key Employee received the written demand,
iii.immediately forfeit the remaining payments and benefits, if any, due to him or her under the Conduent Executive Severance Policy (or any successors plan or policy) or an individually negotiated separation agreement with the Company or a subsidiary (collectively, the “Severance Program”), and
iv.immediately upon written demand repay to the Company the severance amounts, if any, paid to the Key Employee under the Severance Program prior to the date that the Key Employee receives the written demand.
3.Termination for Cause
a.Application. This Section 3 applies to all Key Employees.
b.Triggering Event. This Section 3 shall apply if:
i.the Company terminates a Key Employee’s employment for Cause, or
ii.the Key Employee committed any act or omission during his or her employment with the Company and its subsidiaries that would have constituted Cause while he or she was employed by the Company or any subsidiary, and the Company becomes aware of such act or omission during the two-year period following the termination of the Key Employee’s employment with the Company and its subsidiaries for any reason or no reason.
c.Consequences. If this Section 3 applies, then to the fullest extent permitted by applicable law, if and to the extent directed by the Board in its sole discretion, the Key Employee shall:

Exhibit 97
i.immediately forfeit all outstanding Incentive Awards then held by the Key Employee that have not yet been paid or exercised,
ii.immediately forfeit the remaining payments and benefits, if any, due to him or her under the Severance Program, and
iii.immediately upon written demand repay to the Company the severance amounts, if any, paid to the Key Employee under the Severance Program prior to the date that the Key Employee receives the written demand.
4.Administration and Enforcement
a.Administration. Subject to the provisions of Section 1(c), the Board (or a committee thereof) shall have full and final authority to make all determinations under this Policy. Without limiting the preceding sentence, the Board shall have sole and absolute authority to determine whether the Policy applies (and which provision or provisions of the Policy apply, if a Covered Employee’s acts or omissions are covered by more than one provision of this Policy), whether to take action or not take action under the Policy, the amount, if any, of compensation to be repaid or forfeited (which may be less than the full amount provided under this Policy), and the method of enforcement. Subject to Section 1(c), the Board shall have no obligation to treat any Designated Executive or Key Employee (collectively, the “Covered Employees”) uniformly and the Board may make determinations selectively among Covered Employees in its business judgment.
b.
i.The Board shall determine, at its sole discretion, the method for recouping amounts under this Policy, which may include (A) requiring reimbursement of amounts previously paid; (B) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (C) deducting the amount to be recouped from any compensation otherwise owed by the Company to the Designated Executive; and/or (D) taking any other remedial and recovery action permitted by law, as determined by the Board.
ii.Section 1 of this Policy is intended to comply with and be interpreted in accordance with the requirements of Nasdaq Listing Rule 5608.
iii.All determinations and decisions made by the Board pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its subsidiaries, its stockholders and its employees. Notwithstanding any other provision of the Policy to the contrary, following a Change in Control,

Exhibit 97
any determination by the Board as to whether “Detrimental Activity” exists shall be subject to de novo review. The Board may delegate to the Chief Executive Officer or other senior officers or senior managers of the Company, subject to such terms as the Board shall determine, authority to administer all or any portion of the Policy, or the authority to perform certain functions, including administrative functions. In the event of such delegation, all references to the Board in this Policy shall be deemed references to such senior officers or senior managers as it relates to those aspects of the Policy that have been delegated. In this regard, the Board specifically authorizes the Chief Executive Officer of the Company to make all determinations under the Policy with respect to Covered Employees who are not Designated Executives. Notwithstanding the foregoing, the Board shall retain exclusive authority to administer the Policy (other than administrative functions) with respect to Designated Executives.
c.Incorporation into Covered Agreements. Effective on and after March 15, 2021, each award agreement or other document setting forth the terms and conditions of Incentive Award or a Severance Program (collectively, a “Covered Agreement”) shall include a provision incorporating the terms and conditions of the Policy; provided that the Company’s failure to incorporate the Policy into any Covered Agreement shall not waive the Company’s right to enforce the Policy. In the event of any inconsistency between the provisions of the Policy and the applicable Covered Agreement, the terms of the Policy shall govern.
d.Delay in Payment or Vesting Pending Investigation. To the fullest extent permitted by applicable law (including, without limitation, Section 409A of the Internal Revenue Code of 1986, as amended), the Board may, in its sole discretion, delay the vesting or payment of compensation under a Covered Agreement (“Covered Compensation”) to provide reasonable time to conduct or complete an investigation into whether this Policy is applicable, and if so, how it should be enforced, under the circumstances. For the avoidance of doubt, the Company’s rights under this Policy apply to all Covered Employees, without regard to whether any such Covered Employee is currently providing, or previously provided, services to the Company or a subsidiary.
e.Reservation of Rights. The remedies specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company. The repayment or forfeiture of Covered Compensation pursuant to the Policy shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other remedies available to the Company. Notwithstanding the foregoing, to the extent required by applicable law, any amount recoverable from a Covered Employee under Section 304 of the Sarbanes-

Exhibit 97
Oxley Act of 2002 shall be credited against any amount recoverable from that employee under the Policy.
f.Set-Off. To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, will have the right to set off (or cause to be set off) any amounts otherwise due to a Covered Employee from the Company or any subsidiary in satisfaction of any repayment obligation of such Covered Employee hereunder, provided that any such amounts are exempt from, or set off in a manner intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
g.Governing Law; Exclusive Forum. This Policy shall be binding and enforceable against all Covered Employees, and their heirs, executors, administrators or other legal representatives. This Policy shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles. Notwithstanding any dispute resolution policy maintained by the Company or any subsidiary to the contrary, the Company and each Covered Employee agrees that it must bring any action between the parties hereto arising out of or related to this Policy in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and, solely with respect to any such action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto.
h.Severability. If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
i.Waiver. The waiver by the Company or the Board with respect to compliance of any provision of this Policy by a Covered Employee shall not operate or be construed as a waiver of any other provision of this Policy, or of any subsequent acts or omissions by a Covered Employee under this Policy.

Exhibit 97
j.No Indemnification. The Company shall not indemnify any Designated Executive or other individual against the loss of any incorrectly awarded or otherwise recouped Incentive Compensation.
k.Acknowledgement. To the extent directed by the Board or the Company, each Covered Employee will be required to sign a compensation recoupment acknowledgement agreement on a form provided by the Company.
5.Definitions. Whenever the following terms are used in this Policy, they shall have the meaning specified below.
a.“Cause” means (x) if a Key Employee is a party to an employment or a severance agreement with the Company or one of its subsidiaries in which “cause” is defined, the occurrence of any circumstances defined as “cause” in such employment or severance agreement, or (y) if a Key Employee is not a party to an employment or severance agreement with the Company or one of its subsidiaries in which “cause” is defined, Cause means that the Key Employee has, during his or her employment with the Company and its subsidiaries:
i.engaged in misconduct or a gross dereliction of duty resulting in either a violation of law or Company policy or procedures, that, in either case, causes significant financial or reputational harm to the Company (or any of its subsidiaries), or a subordinate of the Key Employee has engaged in misconduct or a gross dereliction of duty described above and the Key Employee failed in his or her responsibility to manage or monitor the applicable conduct or risk;
ii.engaged in conduct that involves an immoral act which is reasonably likely to impair the reputation of the Company (or any of its subsidiaries);
iii.committed, or was indicted for (A) a felony or any crime involving fraud, embezzlement or dishonesty, or (B) was convicted of, or entered a plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law;
iv.violated any securities or employment laws or regulations that in either case resulted in financial or reputational harm to the Company or any of its subsidiaries;
v.materially breached the Company’s employment or ethics policies applicable to the Key Employee or any agreement between the Key Employee and the Company or any of its subsidiaries (including, without limitation, non-competition, non-solicitation, confidentiality, ownership of works, cooperation, or similar agreements); embezzled or misappropriated any property of the Company (or any of its subsidiaries) or

Exhibit 97
committed any act involving fraud or willful dishonesty in the performance of the Key Employee’s duties;
vi.refused or failed to obey or comply with the lawful directions of the Board or the Key Employee’s immediate superiors, in each case acting within the scope of their authority; or
vii.used any controlled substance without a prescription, or alcohol, in a manner which either adversely affects the Key Employee’s job performance or otherwise impairs the reputation of the Company (or any of its subsidiaries).
b.“Change in Control” means a Change in Control (as defined in the Company’s Performance Incentive Plan, as amended from time to time, or its successor), except that an increase in ownership by Permitted Holders shall not be deemed a Change in Control for purposes of determining the review standard as set forth in Section 4(a) of this Policy.
c.“Detrimental Activity” means that the Board has determined that the Key Employee has:
i.during his or her employment with the Company and its subsidiaries, engaged in misconduct, including a material violation of the written policies of the Company or otherwise, or engaged in criminal, dishonest, fraudulent or unlawful activity, in any event that caused (or would be likely to cause) material financial or reputational harm to the Company, a subsidiary or a business segment, including where the Key Employee failed to supervise other employees under his or her direct control who engaged in such behavior;
ii.materially breached any agreement between the Key Employee and the Company or any of its subsidiaries, including, without limitation, non-competition, non- solicitation, confidentiality, ownership of works, cooperation, or similar agreements, while employed by the Company or a subsidiary or after termination of employment; or
iii.materially breached his or her fiduciary duties of loyalty or care to the Company or its subsidiaries.
d.“Financial Reporting Measure” means any reporting measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are considered to be Financial Reporting Measures for purposes of this Policy.

Exhibit 97
e.“Financial Restatement” means any accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that (i) is material to the previously issued financial statements (commonly referred to as a “Big R” restatement), or (ii) is not material to previously issued financial statements, but would result in a material misstatement if the error was left uncorrected in the current period or the error correction was recognized in the current period (commonly referred to as a “little r” restatement). For purposes of this Policy, the date of a Financial Restatement will be deemed to be the earlier of (i) the date the Board, a committee of the Board, or officers authorized to take such action if Board action is not required concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.
f.“Incentive Award” means any annual incentives, commissions, equity-based awards, stock options or other performance-based compensation under the Annual Performance Incentive Plan, Account Incentive Plan, Long-Term Incentive Program or Performance Incentive Plan (or any successor plans).
g.“Incentive Compensation” means an Incentive Award which is granted, earned, or vests based wholly or in part upon the attainment of a Financial Reporting Measure, but does not include awards that are earned or vest based solely on the continued provision of services for a period of time.
h.“Look-Back Period” means the three completed fiscal years immediately preceding the date of a Financial Restatement.
i.“Nasdaq” means The Nasdaq Stock Market LLC.
j.“Permitted Holder” means (i) Carl C. Icahn and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (ii) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group, including without limitation any funds managed by any member of the Family Group that are acting in concert with the Family Group; (iii) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract,

Exhibit 97
through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (iv) the estate of any member of the Family Group; (v) any trust created (in whole or in part) by any one or more members of the Family Group; (vi) any individual or Entity who receives an interest in any estate or trust listed in clauses (iv) or (v), to the extent of such interest; (vii) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (viii) any organization described in Section 501(c) of the Internal Revenue Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (iv), (v) and (vii) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Internal Revenue Code); (ix) any organization described in Section 501(c) of the Internal Revenue Code of which a member of the Family Group is an officer, director or trustee; or (x) any Entity, directly or indirectly (y) owned or Controlled by or (z) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) identified in clauses (i) through (ix) above. For purposes of this definition of Change in Control, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of stock, by agreement or otherwise and “Controlled” has a corresponding meaning. For the purposes of this definition, and for the avoidance of doubt, in addition to any Person or Persons that may be considered to possess Control, (A) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (B) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (C) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom. “Permitted Holder” also means Darwin A. Deason and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) and any of their respective affiliates.
k.“Section 16 Officer” means the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a significant policy-making function, or any other person who performs similar policy-making functions for the Company.

Exhibit 97
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